                        ITEM 11 EXECUTIVE COMPENSATION
                               ITEM 402(a) (3)


                             Annual Compensation
               -----------------------------------------------
                           Long Term Compensation
                           ----------------------
 Name &                                       Other   Stock     Long Term     All
Principal                                     Annual  Options   Incentive    Other
Position       Year      Salary    Bonus(1)   Comp.   & Awards   Payouts     Comp(2)
---------      ----     --------  ---------   ------  --------  ---------    ------
Edward J.      1997     $240,000  $344,000     --        --        --           --
Hussey         1996      240,000   442,000     --        --        --           --
Chairman       1995      240,000   454,400     --        --        --           --
& President

Edward Jos     1997      114,400   258,640     --        --        --      $17,341
Hussey         1996      104,000   273,200     --        --        --       13,086
VP & Sec       1995       83,200   253,192     --        --        --        9,250

Michael F.     1997      114,400   258,640     --        --        --       17,341
Hussey         1996      104,000   273,200     --        --        --       13,086
VP -           1995       83,200   253,192     --        --        --        9,250
Finance

Marc A.        1997       68,900    56,340     --        --        --           --
Dosmann        1996       66,300    68,040     --        --        --           --
VP & CFO       1995       52,800    70,968     --        --        --           --

Bruce A.       1997       68,900    51,340     --        --        --           --
McMillan       1996       66,300    63,040     --        --        --           --
VP - Sales     1995       62,400    76,144     --        --        --           --


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